NINTH AMENDMENT TO THE

HORIZON FUNDS CUSTODY AGREEMENT

THIS AMENDMENT, dated as of last date in the signature block below (the “Effective Date”), to the Custody Agreement, dated as of February 8, 2016, as amended (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into Agreement; and

WHEREAS, the parties desire to amend Exhibit B to add the following funds:

●	Centre American Select Equity Fund
●	Centre Global Infrastructure Fund

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	As of the Effective Date, Exhibit B is hereby superseded and replaced in its entirety with the Exhibit B attached hereto.

2.	Notwithstanding the foregoing, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

HORIZON FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matt Chambers	By:	/s/ Greg Farley
Name: Matt Chambers		Name: Greg Farley
Title: Vice President		Title: Senior Vice President
Date: April 10, 2025		Date: April 10, 2025

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Exhibit B to the Custody Agreement — Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Income Fund

Horizon Active Risk Assist® Fund

Horizon Defensive Core Fund

Horizon Defined Risk Fund

Horizon Equity Premium Income Fund

Horizon Multi-Factor Small/Mid Cap Fund

Horizon Multi-Factor U.S. Equity Fund

Horizon Tactical Fixed Income Fund

Centre American Select Equity Fund

Centre Global Infrastructure Fund

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